Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rally Software Development Corp.:

We consent to the use of our report dated April 11, 2014, with respect to the consolidated balance sheets of Rally Software Development Corp. as of January 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, common stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Boulder, Colorado

April 11, 2014